Exhibit 99.1

FOR IMMEDIATE RELEASE

AVP, Inc. Announces Meyer Ventures LLC as
Strategic Co-Investor in Recent $3.5 Million Financing

LOS ANGELES, September 19, 2008 -- AVP, Inc. (OTC Bulletin Board: AVPI) (“the Company”), a lifestyle sports entertainment company focused on professional beach volleyball, announced today that an affiliate of Meyer Ventures LLC will be participating in RJSM Partners’ recent $3.5 million private placement investment in the Company which closed on September 4, 2008.

Meyer Ventures LLC is a venture capital firm affiliated with Ocean Road Advisors, Inc., an investment management company that directs the investment and related management activities of several leading New York City-based families, including those of Edward H. and Anthony E. Meyer. Edward H. Meyer is the past chairman and chief executive officer of Grey Global Group, one of the world’s largest advertising, marketing and communications services groups, from which he retired in 2006.  Anthony E. Meyer, president of Ocean Road Advisors, Inc., is responsible for its private equity and venture capital investment activities, which are conducted through Meyer Ventures LLC.

In connection with its investment in the Company, RJSM will be entitled to appoint two directors, one of which will be a nominee of Meyer Ventures LLC.

As previously announced by the Company, the new funds will be primarily used for working capital and the continued expansion of the Company’s lifestyle sports entertainment offerings in professional beach volleyball.

“We are excited to add Meyer Ventures LLC as a co-investor in this transaction. They are very strategic to AVP, and we look forward to their ongoing involvement with the Company.” said Nick Lewin, managing member of RJSM Partners, LLC.

“We are delighted that Ed Meyer and his family have become significant investors in AVP. We expected that RJSM would provide not only capital but strategic involvement, and we also look forward to working with the Meyers as AVP builds on its Olympic momentum,” said Leonard Armato, AVP chairman, CEO and commissioner.

Additional details on the transaction will be provided in an upcoming Form 8-K filing with the Securities and Exchange Commission.

About AVP, Inc.
AVP, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. One of the fastest growing entities in the sports world, the AVP operates two of the industry's most prominent national outdoor touring series, the AVP Pro Beach Volleyball Tour (1983) and the AVP Hot Winter Nights Indoor Tour (launched in 2008). The AVP is set to stage more than 35 events throughout the United States in 2008 and features more than 150 of the top men and women competitors in the sport. AVP athletes won both the women’s and men’s gold medals at the 2008 Games in Beijing, marking the first sweep of Olympic beach volleyball gold medals by a single country. AVP is headquartered in Los Angeles, Calif., and the company’s stock trades under the symbol AVPI on the OTC Bulletin Board. For more information, please visit www.avp.com.

Forward Looking Statements
Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

AVP, Inc.
Investor Relations
(310) 426-7177

Media Contact:
AVP / Brener Zwikel & Associates
Crystal Fukumoto
818.462.5605/Crystalf@bzapr.com
# # #